UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   McFadden, George
   McFadden Brothers
   745 Fifth Avenue
   New York, New York  10151
2. Date of Event Requiring Statement (Month/Day/Year)
   10/31/96
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Triangle Pharmaceuticals, Inc.
   (VIRS)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   10/31/96
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
     Common Stock                          |400,000               |D               |                                               |
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     Common Stock                          |80,000                |I               |by wife                                        |
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     Common Stock                          |100,000               |I               |by limited partnership (1)                     |
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     Common Stock                          |588,000               |I               |by trust (2)                                   |
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     Common Stock                          |265,000               |I               |by trusts (3)                                  |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held by McFadden Brothers, L.P., a limited partnership of which the undersigned is general partner. The undersigned disclaims beneficial ownership of these shares except to the extent of his individual interest in such limited partnership.
(2) Held by a trust of which the undersigned is co-trustee and co-beneficiary. The undersigned disclaims beneficial ownership of these shares except to the extent of his individual interest in such trust.
(3) Held by four trusts for the benefit of children. The undersigned disclaims beneficial ownership of these shares.
SIGNATURE OF REPORTING PERSON
George McFadden
DATE
December 2, 1996